Filed Pursuant to Rule 433
                                                         File No.: 333-131262-09


June 20, 2007

Wachovia Commercial Mortgage Securities, Inc. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File no. 333-131262) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063.


UPDATE to each Free Writing Prospectus dated June 10, 2007 (collectively, the "June 10 FWP")


Wachovia Bank Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates, Series 2007-C32 (the "Issuer")

Collateral Updates:

1. The Mortgage Loan identified as the OGI Campus Loan (loan number 29), representing 0.9% of the Cut-Off Date Pool Balance (1.0% of the Cut-Off Date Group 1 Balance) included in the June 10 FWP has been removed as an asset of the Trust Fund. The removal of this Mortgage Loan results in the following changes to the characteristics of the Mortgage Pool:

      a. The Cut-Off Date Pool Balance for the Mortgage Pool is now $3,823,853,069.

      b. The Cut-Off Date Group 1 Balance for the Mortgage Pool is now $3,380,656,275.

      c. The weighted average interest-only term for partial interest-only loans for the Mortgage Pool is now 42 months and for Loan Group 1 is now 41 months.

      d. The weighted average original loan term for the Mortgage Pool is now 104 months.

      e. The weighted average remaining loan term for the Mortgage Pool is now 103 months.

      f. The number of Mortgage Loans in the Mortgage Pool is now 142 and for Loan Group 1 is now 113.

      g. The number of Mortgaged Properties in the Mortgage Pool is now 275 and for Loan Group 1 is now 245.

      h. The Weighted Average Net Mortgage rate for the Mortgage Pool is now 5.765% and for Loan Group 1 is now 5.772%.

2. With respect to the Mortgage Loan identified as the DDR Southeast Pool Loan (loan number 3), representing 5.7% of the Cut-Off Date Pool Balance (6.5% of the Cut-Off Date Group 1 Balance) included in the June 10 FWP, the following information presented in the June 10 FWP or Annex A-1 thereto is updated as follows:

      a. the Maturity Date is being updated from June 11, 2017 to July 5, 2017;

      b. the First Pay Date is being updated from July 11, 2007 to August 5, 2007; and

      c. Type of Security is being updated from "Various" to "Fee" as a result of a change to the Type of Security for the Mortgaged Property identified as Market Square (DDR) being updated from "Leasehold" to "Fee".

3. With respect to the Mortgage Loan identified as the Two Herald Square Loan (loan number 4), representing 5.2% of the Cut-Off Date Pool Balance (5.9% of the Cut-Off Date Group 1 Balance) included in the June 10 FWP, the ongoing Ground Lease Reserve requirement is being updated from $0 to $750,000 per month. The base rent payable by the lessee under the ground lease is $750,000 per month for the first five years of the term and increases by 25% in year six, then increases annually by 2.5% every year thereafter to $1,324,662.96 /month in the 20th year of the lease. After the 20th year of the lease, base rent continues to increase annually by 2.5% except that base rent will be adjusted during each of the 21st, 31st, 41st, 51st and 61st lease years of the term to the greater of
1.025 times the preceding year's rent, or 5% of the fair market value of the land for the Mortgaged Property, the fair market value of such land determined as vacant, unimproved property and unencumbered by the rights of any leasee under the ground lease. The percentage rent payable under the ground lease is 10% of the amount by which annual adjusted operating revenue exceeds $25,000,000.

4. With respect to the Mortgage Loan identified as the Porto Bella Loan (loan number 59), representing 0.3% of the Cut-Off Date Pool Balance (3.0% of the Cut-Off Date Group 2 Balance) included in the June 10 FWP, the Loan Purpose is being updated from "Acquisition" to "Refinance".

5. With respect to the Mortgage Loan identified as the Portofino Inn & Suites - Anaheim, CA Loan (loan number 23), representing 1.0% of the Cut-Off Date Pool Balance (1.1% of the Cut-Off Date Group 1 Balance) included in the June 10 FWP, the Type of Security is being updated from "Both" to "Leasehold".

6. With respect to the Mortgage Loan identified as the Cupertino Town Center Loan (loan number 67), representing 0.3% of the Cut-Off Date Pool Balance (0.4% of the Cut-Off Date Group 1 Balance) included in the June 10 FWP, the Borrower Entity Name is being updated from "CTC Funding, LLC" to "Fund VIII Cupertino, LLC".

Structural Updates:

1. The Issuer is no longer privately offering the Class A-4FL Certificates or Class A-MFL Certificates as originally anticipated in the June 10 FWP, but instead will be separately offering to private investors in a Rule 144A offering one or more component certificates or other interests based on the Class A-4FL Regular Interest and the Class A-MFL Regular Interest, respectively.

2. The Class A-4 and Class A-M Certificates are no longer being offered. Attachment A sets forth certain additional revised information in connection with the offered certificates.

General Updates:

1. Attachment B sets forth certain additional revised information in connection with the Mortgage Pool.

                      ------------------------------------

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                      -------------------------------------

                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                      ------------------------------------

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                                  ATTACHMENT A

Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2007-C32 $3,823,853,068* NEW ISSUE CMBS

Lead Mgr: Wachovia Capital Markets, LLC

Co-Mgrs: Barclays Capital Inc. and Goldman, Sachs & Co.

Rating Agencies: S&P and Moody's

Class     Size($)     (Moody's/S&P)   Credit Support    WAL    Prin Window

 A-1     25,707,000      Aaa /AAA         30.000%       3.04   7/07 - 3/12

 A-2    946,379,000      Aaa /AAA         30.000%       4.90   3/12 - 6/12

A-PB     62,827,000      Aaa /AAA         30.000%       7.29   6/12 - 2/17

 A-3    948,589,000      Aaa /AAA         30.000%       9.83   2/17 - 5/17

A-1A    443,196,000      Aaa /AAA         30.000%       8.59   7/07 - 5/17

 A-J    253,330,000      Aaa /AAA         13.375%       9.96   6/17 - 6/17

  B      43,019,000      Aa1/AA+          12.250%       9.96   6/17 - 6/17

  C      47,798,000       Aa2/AA          11.000%       9.96   6/17 - 6/17

  D      28,679,000      Aa3/AA-          10.250%      10.04   6/17 - 7/17

  E      28,679,000       A1/A+           9.500%       10.05   7/17 - 7/17

  F      38,238,000        A2/A           8.500%       10.05   7/17 - 7/17

*Collateral subject to change

Expected Timing

Price  -  June 21, 2007

Settlement  -  June 28, 2007

                                  ATTACHMENT B

The following comprise Attachment B to this free writing prospectus, dated June 20, 2007.


Annex ID   Loan Seller   Loan Name                                Field Name             June 10 FWP Value   Update Value
--------   -----------   -----------------------------   -----------------------------   -----------------   ------------
  136        Artesia     Village Square                  Zoning Compliance (LC/LNC/NC)           LC               LNC
  132        Artesia     Raintree Building               Monthly Insurance Escrow               479               379
  136        Artesia     Village Square                  Monthly Insurance Escrow               586               569
  137        Artesia     Baseline Industrial Buildings   Monthly Insurance Escrow               700               305
  136        Artesia     Village Square                  Monthly Tax Escrow                    2,985             2,898
  137        Artesia     Baseline Industrial Buildings   Monthly Tax Escrow                    5,150             2,760
   53        Wachovia    Mount Pleasant Square           Note Date                            6/8/2007         6/11/2007


Wachovia Commercial Mortgage Securities, Inc. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File no. 333-131262) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063.

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                      ------------------------------------

                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                      ------------------------------------

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                      ------------------------------------



                                       -2-